Exhibit 10.8

Supplementary agreement

In light of the long-term strategic partnership between New Fu Hing Limited (“NFH”) and Global Development Engineering Company Limited (“GDE”), and pursuant to the Debt Waiver Agreement executed on March 31, 2023, we hereby confirm the following terms:

1. No Fixed Repayment Terms

Under Section 5.2 of the Subcontracting Agreement (No. NFH-GDE-2023-001) entered into between the parties, the amounts due to NFH by GDE (amounting to USD 1,918,964 as of September 30, 2024) are not subject to fixed repayment terms. This provision explicitly permits GDE to flexibly schedule repayments based on its operational cash flows and business development requirements.

2. Written Commitment of No Short-Term Demand for Repayment

NFH hereby irrevocably commits that, for a period of 12 months from the date of this letter, it shall not demand repayment of the aforementioned outstanding balance in any form. This commitment is made to support GDE’s ongoing business expansion and financial stability.

3. Priority of Strategic Collaboration

NFH regards GDE as a critical strategic partner. Our collaboration focuses on advancing joint subcontracting projects rather than short-term debt recovery. NFH will continue to support GDE’s operational needs through flexible financial arrangements.

New Fu Hing Engineering Limited	Global Development Engineering Company Limited

Seal or representative signature	Seal or representative signature

10-03-2025	10-03-2025